FOR IMMEDIATE RELEASE

Ciena Reports Fiscal Second Quarter 2026 Financial Results

Summary
•Fiscal second quarter 2026 revenue was $1.57 billion, up 40% year-over-year
•Fiscal second quarter 2026 adjusted Earnings Per Share (EPS) was $1.64, an increase of 290% compared to fiscal second quarter 2025
•Providing revenue guidance for fiscal third quarter 2026 of $1.625 billion plus or minus $50 million
•Raising revenue guidance for fiscal year 2026 to $6.3 billion plus or minus $100 million, a 32% increase YoY at the midpoint

HANOVER, Md. - June 4, 2026 - Ciena® Corporation (NYSE: CIEN) today announced financial results for its fiscal second quarter ended May 2, 2026.
"Today's results reflect the strength of our portfolio, the power of our business model, and disciplined execution in a dynamic supply environment," said Gary Smith, president and CEO, Ciena. "Our long-term strategy to be the global leader in high-speed connectivity - both across the WAN and in and around the data center - is tightly aligned to the structural, multi-year opportunities created by AI-driven demand, positioning us to capitalize on market dynamics and drive sustained, profitable growth."

"We delivered strong fiscal second quarter results, marked by significant year-over-year revenue growth, adjusted gross margin expansion, and nearly fourfold growth in adjusted earnings per share," said Marc Graff, Ciena’s Chief Financial Officer. "Our demonstrated ability to drive operating leverage gives us confidence in continued earnings expansion and long-term value creation for customers and shareholders."
Performance Summary for Fiscal Second Quarter Ended May 2, 2026
Revenue:
•$1.57 billion in the fiscal second quarter 2026, compared to $1.13 billion in the fiscal second quarter 2025

Net Income per diluted share:
•$1.49 GAAP and $1.64 adjusted (non-GAAP) for the fiscal second quarter 2026, compared to $0.06 and $0.42 for fiscal second quarter 2025, respectively

The tables below (in millions, except percentage data) provide comparisons of certain quarterly results. Appendices A and B set forth reconciliations between the GAAP and adjusted (non-GAAP) measures contained in this release.

	GAAP Results (unaudited)			Non-GAAP Results (unaudited)
	Quarter Ended		Period	Quarter Ended		Period
	May 2,	May 3,	Change	May 2,	May 3,	Change
	2026	2025	Y-T-Y*	2026	2025	Y-T-Y*
Revenue	$1,570.7	$1,125.9	39.5%	$1,570.7	$1,125.9	39.5%
Gross margin	44.0%	40.2%	3.8%	44.9%	41.0%	3.9%
Operating expense	$453.7	$420.0	8.0%	$397.8	$369.5	7.7%
Operating margin	15.1%	2.9%	12.2%	19.5%	8.2%	11.3%
EBITDA	$283.1	$66.7	324.4%	$341.8	$116.7	192.9%
* Denotes % change, or in the case of margin, absolute change
Business Outlook
Ciena expects fiscal third quarter 2026 to include:
•Revenue of $1.625B billion plus or minus $50 million
•Adjusted (non-GAAP) gross margin in the range of 45% plus or minus 50 bps
•Adjusted (non-GAAP) operating expense in the range of $410 million plus or minus $10 million
•Adjusted (non-GAAP) operating margin between 19% and 20%
Ciena expects fiscal year 2026 to include:
•Revenue of $6.3 billion plus or minus $100 million
•Adjusted (non-GAAP) gross margin between 44.5% and 45%
•Adjusted (non-GAAP) operating expense in the range of $1.61 billion plus or minus $20 million
•Adjusted (non-GAAP) operating margin in the range of 19% plus or minus 50bps

Statements relating to business outlook are forward-looking in nature and actual results may differ materially. These statements should be read in the context of the "Key assumptions underlying our outlook" in our accompanying Earnings Presentation and each of the "Forward-Looking Statements" and "Reconciliation of Adjusted (Non- GAAP) Measurements" found in the Notes to Investors below.
Financial Highlights for the Fiscal Second Quarter 2026
•Two customers represented 10%-plus of revenue for a total of 34.0% of revenue.
•Average days' sales outstanding (DSOs) were 71.
•Inventory turns were 3.6.
•Repurchased approximately 0.2 million shares of common stock for an aggregate price of $83.1 million under the $1 billion share repurchase program.

Financial Performance by Segment

	Revenue by Segment (unaudited)
	Quarter Ended
	May 2, 2026		May 3, 2025
	Revenue	%**	Revenue	%**
Networking Platforms
Optical Networking	$1,099.8	70.0	$773.6	68.7
Routing and Switching	174.2	11.1	92.7	8.2
Total Networking Platforms	1,274.0	81.1	866.3	76.9

Platform Software and Services	93.9	6.0	85.4	7.5

Blue Planet Automation Software and Services	23.4	1.5	28.0	2.5

Global Services
Maintenance, Support, and Learning	89.3	5.7	79.4	7.1
Implementation	79.7	5.1	58.2	5.2
Advisory and Enablement	10.4	0.6	8.6	0.8
Total Global Services	179.4	11.4	146.2	13.1

Total	$1,570.7	100.0	$1,125.9	100.0
** Denotes % of total revenue

Supplemental Materials and Live Web Broadcast of Unaudited Fiscal Second Quarter 2026 Results
Today, Thursday, June 4, 2026, in conjunction with this announcement, Ciena has posted to the Quarterly Results page of the Investor Relations section of its website certain related supporting materials for its unaudited fiscal second quarter 2026 results.

Ciena's management will also host a discussion today with investors and financial analysts that will include the Company's outlook. The live audio web broadcast beginning at 8:30 a.m. Eastern will be accessible via www.ciena.com. An archived replay of the live broadcast will be available shortly following its conclusion on the Investor Relations page of Ciena's website.

Notes to Investors

Forward-Looking Statements. You are encouraged to review the Investors section of our website, where we routinely post press releases, Securities and Exchange Commission ("SEC") filings, recent news, financial results, supplemental financial information, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations, forecasts, assumptions and other information available to the Company as of the date hereof. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Forward-looking statements in this release include the "Business Outlook" section of this press release and "Today's results reflect the strength of our portfolio, the power of our business model, and disciplined execution in a dynamic supply environment. Our long-term strategy to be the global leader in high-speed connectivity - both across the WAN and in and around the data center - is tightly aligned to the structural, multi-year opportunities created by AI-driven demand, positioning us to capitalize on market dynamics and drive sustained, profitable growth. We delivered strong fiscal second quarter results, marked by significant year-over-year revenue growth, adjusted gross margin expansion, and nearly fourfold growth in adjusted earnings per share. Our demonstrated ability to drive operating leverage gives us confidence in continued earnings expansion and long-term value creation for customers and shareholders."

Ciena's actual results, performance or events may differ materially from these forward-looking statements made or implied due to a number of risks and uncertainties relating to Ciena's business, including: the effect of broader economic and market conditions on our business and that of our customers, including their spending; the development and use of artificial intelligence and its impact on overall networking technology spending; our ability to execute our business and growth strategies; supply chain constraints or disruptions including increased costs and lead times; the introduction of new technologies by us or our competitors; the timing and size of customer orders, their delivery dates and our ability to fulfill and recognize revenue relating to such sales; the level of competitive pressure we encounter; the product, customer and geographic mix of sales within the period; changes in foreign currency exchange rates; factors beyond our control such as natural disasters, climate change, acts of war or terrorism, geopolitical tensions or events, and public health emergencies, epidemics, or pandemics; changes in tax or trade regulations, including the imposition of tariffs, duties or efforts to withdraw from or materially modify international trade agreements; cyberattacks, data breaches or other security incidents involving our enterprise network environment or our products; regulatory changes, litigation involving our intellectual property or government investigations; and the other risk factors disclosed in Ciena’s periodic reports filed with the Securities and Exchange Commission (SEC) including its Annual Report on Form 10-K filed with the SEC on December 12, 2025 and included in its Quarterly Report on Form 10-Q for the second quarter of fiscal 2026 to be filed with the SEC. Ciena assumes no obligation to update any forward-looking information included in this press release.

Non-GAAP Presentation of Quarterly and Annual Results. This release includes non-GAAP measures of Ciena's gross profit, operating expense, income from operations, earnings before interest, tax, depreciation and amortization (EBITDA), Adjusted EBITDA, and measures of net income and net income per share. In evaluating the operating performance of Ciena's business, management excludes certain charges and credits that are required by GAAP. These items share one or more of the following characteristics: they are unusual and Ciena does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of Ciena's control. Management believes that the non-GAAP measures below provide management and investors useful information and meaningful insight to the operating performance of the business. The presentation of these non-GAAP financial measures should be considered in addition to Ciena's GAAP results and these measures are not intended to be a substitute for the financial information prepared and presented in accordance with GAAP. Ciena's non-GAAP measures and the related adjustments may differ from non-GAAP measures used by other companies and should only be used to evaluate Ciena's results of operations in conjunction with our corresponding GAAP results. To the extent not previously disclosed in a prior Ciena financial results press release, Appendices A and B to this press release set forth a complete GAAP to non-GAAP reconciliation of the non-GAAP measures contained in this release.

With respect to Ciena’s expectations under “Business Outlook” above, Ciena is not able to provide a quantitative reconciliation of the adjusted (non-GAAP) gross margin, adjusted (non-GAAP) operating expense, and adjusted (non-GAAP) operating margin guidance measures to the corresponding gross margin, operating expense, and operating margin GAAP measures without unreasonable efforts. Ciena cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, Ciena is unable to address the probable significance of the unavailable information.

About Ciena. Ciena is the global leader in high-speed connectivity. We build the world’s most advanced networks to support exponential growth in bandwidth demand. By harnessing the power of our networking systems, interconnects, automation software, and services, Ciena revolutionizes data transmission and network management. With unparalleled expertise and innovation, we empower our customers, partners, and communities to thrive in the AI era. For updates on Ciena, follow us on LinkedIn, X, the Ciena Insights blog, or visit www.ciena.com.

CIENA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Six Months Ended
	May 2,	May 3,	May 2,	May 3,
	2026	2025	2026	2025
Revenue:
Products	$1,311,488	$898,581	$2,491,358	$1,753,366
Services	259,251	227,297	506,423	444,772
Total revenue	1,570,739	1,125,878	2,997,781	2,198,138
Cost of goods sold:
Products	736,107	549,984	1,402,681	1,040,788
Services	143,078	123,056	278,026	232,691
Total cost of goods sold	879,185	673,040	1,680,707	1,273,479
Gross profit	691,554	452,838	1,317,074	924,659
Operating expenses:
Research and development	237,905	214,868	459,363	407,531
Selling and marketing	150,039	139,683	298,906	276,187
General and administrative	61,221	56,952	120,464	110,854
Significant asset impairments and restructuring costs	805	1,948	2,303	3,492
Amortization of intangible assets	3,713	6,545	8,449	13,090
Acquisition and integration costs	—	—	306	—
Total operating expenses	453,683	419,996	889,791	811,154
Income from operations	237,871	32,842	427,283	113,505
Interest and other income, net	14,111	7,871	27,068	19,449
Interest expense	(20,922)	(21,697)	(42,176)	(44,615)
Loss on extinguishment and modification of debt	—	—	—	(729)
Income before income taxes	231,060	19,016	412,175	87,610
Provision for income taxes	12,840	10,047	43,672	34,069
Net income	$218,220	$8,969	$368,503	$53,541

Net Income per Common Share
Basic net income per common share	$1.54	$0.06	$2.60	$0.38
Diluted net income per potential common share	$1.49	$0.06	$2.52	$0.37

Weighted average basic common shares outstanding	141,949	142,503	141,834	142,704
Weighted average dilutive potential common shares outstanding[1]	146,314	144,972	146,078	145,470

1 Weighted average dilutive potential common shares outstanding used in calculating GAAP diluted net income per potential common share includes the following number of shares underlying certain stock option and stock unit awards: (i) 4.4 million and 4.2 million for the second quarter and first six months ended fiscal 2026, respectively; and (ii) 2.5 million and 2.8 million for the second quarter and first six months ended fiscal 2025, respectively.

CIENA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	May 2,	November 1,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,045,126	$1,091,952
Short-term investments	157,708	216,148
Accounts receivable, net	1,052,569	975,856
Inventories, net	808,447	826,235
Prepaid expenses and other	504,314	455,316
Total current assets	3,568,164	3,565,507
Long-term investments	200,106	57,142
Equipment, building, furniture and fixtures, net	445,082	386,779
Operating lease right-of-use assets	38,459	38,613
Goodwill	520,401	521,204
Other intangible assets, net	202,190	224,210
Deferred tax asset, net	873,979	884,889
Other long-term assets	191,068	186,323
Total assets	$6,039,449	$5,864,667
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$606,599	$542,841
Accrued liabilities and other short-term obligations	439,626	531,081
Deferred revenue	238,380	208,936
Operating lease liabilities	12,396	13,956
Current portion of long-term debt	11,580	11,580
Total current liabilities	1,308,581	1,308,394
Long-term deferred revenue	102,107	94,850
Other long-term obligations	185,001	175,426
Long-term operating lease liabilities	31,996	32,516
Long-term debt, net	1,519,539	1,524,158
Total liabilities	3,147,224	3,135,344
Stockholders’ equity:
Preferred stock – par value $0.01; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock – par value $0.01; 290,000,000 shares authorized; 141,597,550 and 141,016,300 shares issued and outstanding	1,416	1,410
Additional paid-in capital	5,732,496	5,953,057
Accumulated other comprehensive loss	(40,081)	(55,035)
Accumulated deficit	(2,801,606)	(3,170,109)
Total stockholders’ equity	2,892,225	2,729,323
Total liabilities and stockholders’ equity	$6,039,449	$5,864,667

CIENA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	May 2,	May 3,
	2026	2025
Cash flows provided by operating activities:
Net income	$368,503	$53,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of equipment, building, furniture and fixtures, and amortization of leasehold improvements	67,021	49,771
Share-based compensation expense	105,300	88,767
Amortization of intangible assets	22,020	17,555
Deferred taxes	(10,563)	(10,470)
Provision for inventory excess and obsolescence	42,481	23,431
Provision for warranty	16,685	10,714
Other	603	(6,355)
Changes in assets and liabilities:
Accounts receivable	(71,555)	(20,857)
Inventories	(24,690)	(76,904)
Prepaid expenses and other	(34,047)	84,144
Operating lease right-of-use assets	5,349	5,580
Accounts payable, accruals and other obligations	(27,945)	(16,755)
Deferred revenue	35,442	66,493
Short and long-term operating lease liabilities	(7,257)	(7,986)
Net cash provided by operating activities	487,347	260,669
Cash flows used in investing activities:
Payments for equipment, furniture, and fixtures	(114,933)	(55,622)
Purchases of investments	(226,731)	(159,102)
Proceeds from sales and maturities of investments	143,880	164,837
Settlement of foreign currency forward contracts, net	(31)	2,441
Net cash used in investing activities	(197,815)	(47,446)
Cash flows used in financing activities:
Proceeds for modification of debt, net	—	19,175
Cash paid for extinguishment of debt	—	(19,175)
Payment of long term debt	(5,790)	(5,790)
Payment of debt issuance costs	—	(12)
Payment of finance lease obligations	(2,371)	(2,110)
Shares repurchased for tax withholdings on vesting of stock unit awards	(179,420)	(42,266)
Repurchases of common stock - repurchase program, net	(164,920)	(168,197)
Proceeds from issuance of common stock	17,226	17,132
Net cash used in financing activities	(335,275)	(201,243)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,093)	2,937
Net increase (decrease) in cash, cash equivalents and restricted cash	(46,836)	14,917
Cash, cash equivalents and restricted cash at beginning of period	1,092,197	935,026
Cash, cash equivalents and restricted cash at end of period	$1,045,361	$949,943
Supplemental disclosure of cash flow information
Cash paid during the period for interest, net	$40,979	$43,200
Cash paid during the period for income taxes, net	$48,830	$55,466
Operating lease payments	$8,413	$8,812
Non-cash investing and financing activities
Purchase of equipment in accounts payable	$12,966	$12,545
Repurchase of common stock in accrued liabilities from repurchase program, net	$1,320	$2,023
Operating right-of-use assets subject to lease liability	$6,003	$16,351

APPENDIX A - Reconciliation of Adjusted (Non- GAAP) Measurements
(in thousands, except per share data) (unaudited)

	Quarter Ended
	May 2,	May 3,
	2026	2025
Gross Profit Reconciliation (GAAP/non-GAAP)
GAAP gross profit	$691,554	$452,838
Share-based compensation-products	2,010	2,033
Share-based compensation-services	4,504	3,980
Amortization of intangible assets	6,787	2,232
Total adjustments related to gross profit	13,301	8,245
Adjusted (non-GAAP) gross profit	$704,855	$461,083
Adjusted (non-GAAP) gross profit percentage	44.9%	41.0%

Operating Expense Reconciliation (GAAP/non-GAAP)
GAAP operating expense	$453,683	$419,996
Share-based compensation-research and development	18,586	17,021
Share-based compensation-sales and marketing	16,486	13,649
Share-based compensation-general and administrative	13,887	11,341
Significant asset impairments and restructuring costs	805	1,948
Amortization of intangible assets	3,713	6,545
Holdback arrangement	2,411	—
Total adjustments related to operating expense	55,888	50,504
Adjusted (non-GAAP) operating expense	$397,795	$369,492

Income from Operations Reconciliation (GAAP/non-GAAP)
GAAP income from operations	$237,871	$32,842
Total adjustments related to gross profit	13,301	8,245
Total adjustments related to operating expense	55,888	50,504
Total adjustments related to income from operations	69,189	58,749
Adjusted (non-GAAP) income from operations	$307,060	$91,591
Adjusted (non-GAAP) operating margin percentage	19.5%	8.2%

Net Income Reconciliation (GAAP/non-GAAP)
GAAP net income	$218,220	$8,969
Exclude GAAP provision for income taxes	12,840	10,047
Income before income taxes	231,060	19,016
Total adjustments related to income from operations	69,189	58,749
Adjusted income before income taxes	300,249	77,765
Non-GAAP tax provision on adjusted income before income taxes	60,050	17,108
Adjusted (non-GAAP) net income	$240,199	$60,657

Weighted average basic common shares outstanding	141,949	142,503
Weighted average dilutive potential common shares outstanding [1]	146,314	144,972

Net Income per Common Share
GAAP diluted net income per potential common share	$1.49	$0.06
Adjusted (non-GAAP) diluted net income per potential common share	$1.64	$0.42
1 Weighted average dilutive potential common shares outstanding used in calculating Adjusted (non-GAAP) diluted net income per potential common share includes the following number of shares underlying certain stock option and stock unit awards: (i) 4.4 million for the second quarter ended fiscal 2026; and (ii) 2.5 million for the second quarter ended fiscal 2025.

APPENDIX B - Calculation of EBITDA and Adjusted EBITDA
(in thousands) (unaudited)

	Quarter Ended
	May 2,	May 3,
	2026	2025
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)
Net income (GAAP)	$218,220	$8,969
Add: Interest expense	20,922	21,697
Less: Interest and other income, net	14,111	7,871
Add: Provision for income taxes	12,840	10,047
Add: Depreciation of equipment, building, furniture and fixtures, and amortization of leasehold improvements	34,712	25,092
Add: Amortization of intangible assets	10,500	8,777
EBITDA	$283,083	$66,711
Add: Share-based compensation expense	55,473	48,024
Add: Significant asset impairments and restructuring costs	805	1,948
Add: Holdback arrangement	2,411	—
Adjusted EBITDA	$341,772	$116,683
* * *
The adjusted (non-GAAP) measures above and their reconciliation to Ciena's GAAP results for the periods presented reflect adjustments relating to the following items:
•Share-based compensation - a non-cash expense incurred in accordance with share-based compensation accounting guidance.
•Significant asset impairments and restructuring costs - non-recurring costs primarily reflecting expenses associated with actions Ciena has taken to restructure our business, including reductions in force, facility optimization, and the redesign of business processes.
•Amortization of intangible assets - a non-cash expense arising from the acquisition of intangible assets, principally developed technologies and customer-related intangibles, that Ciena is required to amortize over an expected useful life.
•Holdback arrangement - reflects a one-time holdback of a portion of the merger consideration otherwise payable at closing to certain key employee shareholders of Nubis Communications, Inc. who became employees of Ciena, which is treated as contingent compensation for GAAP reporting purposes. These transaction-related amounts are not part of Ciena's standard compensation and benefits.
•Non-GAAP tax provision - consists of current and deferred income tax expense commensurate with the level of adjusted income before income taxes and utilizes a current, blended U.S. and foreign statutory annual tax rate of 20% for the second quarter of fiscal 2026 and 22% for the second quarter of fiscal 2025. This rate may be subject to change in the future, including as a result of changes in tax policy or tax strategy.